MONARCH FUNDS
                          SHAREHOLDER SERVICE AGREEMENT

     SECTION 1. APPOINTMENT

     In consideration of the services provided by Forum Administrative Services, LLC ("Forum") to the Trust as described herein, Monarch Funds (the "Trust") hereby appoints Forum as agent to perform the services for the period and on the terms set forth in this Agreement. Forum accepts such appointment and agrees to furnish the services described herein, in return for the compensation specified in Section 3 of this Agreement. Forum agrees to comply with all relevant provisions of the Investment Company Act of 1940, as amended (the "Act"), and the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder in performing the services described herein.

     SECTION 2. SERVICE ACTIVITIES

     Forum shall perform, or arrange for the performance of certain activities relating to the servicing and maintenance of shareholder accounts not otherwise provided by the Trust's transfer agent ("Shareholder Servicing Activities") of each class of shares listed in Appendix A hereto (each, a Share Class") of the various series of the trust (each, a "Fund"). Shareholder Servicing Activities include (i) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Trust may be effected and other matters pertaining to the Trust's services; (ii) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (iii) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (iv) arranging for the wiring of funds;
(v) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (vi) integrating periodic statements with other shareholder transactions; and (vii) providing such other related services as the shareholder may request.

     SECTION 3. COMPENSATION

     As compensation for Forum's Shareholder Servicing Activities with respect to Institutional Shares, Institutional Service Shares, and Investor Shares, the Trust shall pay Forum a fee at an annual rate of 0.20%, 0.20% and 0.25%, respectively, of the average daily net assets attributable to that Share Class (the "Payments"). The Payments shall be accrued daily and paid monthly or at such other interval as the Trust's Board of Trustees ("Board") shall determine. A Share Class shall not directly or indirectly pay any amounts, whether Payments or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc. The Trust hereby grants and transfers to Forum a general lien and security interest in any and all securities and other assets of a Fund now or hereafter maintained in an account at the Fund's custodian on behalf of the Fund, limited to the amount of any liability, to secure any amounts owed Forum by the Fund under this Agreement.

     SECTION 4. SERVICE AGREEMENTS

     Forum is authorized to enter into shareholder service agreements ("Servicing Agreements") pursuant to which financial institutions or other persons who service shareholder accounts ("Service Providers") would perform Shareholder Servicing Activities, Forum may pay any or all amounts of the Payments to the service providers for any service activity described in Section
2. To the extent practicable, each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with the investment in a Share Class of the assets of its customers
(i) will be disclosed by the Service Provider to its customers if required by law, (ii) will be authorized by its customers if customer authorization is required, and (iii) will not result in an excessive fee to the Service Provider.

     SECTION 5. DURATION; TERMINATION AND AMENDMENT

     With respect to each Share Class:

     (a) This Agreement shall remain in effect for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually by the Board and a majority of the Trustees who are not interested persons of the Trust (the "Disinterested Trustees").

     (b) This Agreement may be terminated without penalty at any time (i) by a vote of a majority of the Board and a majority of the Disinterested Trustees or
(ii) by Forum.

     (c) Any amendment to this Agreement shall be effective only upon the approval of the Board and a majority of the Disinterested Trustees.

     SECTION 6. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Forum's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.

     SECTION 7. MISCELLANEOUS

     (a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the Act, by a vote of a majority of the outstanding voting securities of any Fund or Share Class thereby affected.


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


     (b) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     (c) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (d) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

     (e) This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Delaware.

     (f) The term "interested person" shall have the meaning ascribed thereto in the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the ____ day of February 2003.

                                              MONARCH FUNDS

                                              /s/ JOHN Y. KEFFER
                                              ------------------------
                                              John Y. Keffer
                                               Chairman

                                              FORUM ADMINISTRATIVE SERVICES, LLC

                                              /s/ CHARLES F. JOHNSON
                                              ------------------------
                                              Charles F. Johnson
                                               Director


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


                                  MONARCH FUNDS
                          SHAREHOLDER SERVICE AGREEMENT

                                   APPENDIX A

FUND                                            SHARE CLASS
----                                            -----------
Daily Assets Treasury Cash Fund                 Preferred Shares
                                                Universal Shares
                                                Institutional Shares
                                                Investor Shares

Daily Assets Government Cash Fund               Preferred Shares
                                                Universal Shares
                                                Institutional Shares
                                                Institutional Service Shares
                                                Investor Shares

Daily Assets Government Fund                    Universal Shares

Daily Assets Cash Fund                          Preferred Shares
                                                Universal Shares
                                                Institutional Shares
                                                Institutional Service Shares
                                                Investor Shares


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